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                                                                    EXHIBIT 99.1


[PLAINS RESOURCES LOGO]                               [PLAINS ALL AMERICAN LOGO]

                                 NEWS RELEASE


Contacts: PHILLIP D. KRAMER                 TIM MOORE
--------  -----------------                 ---------
          Executive Vice President and      Vice President and
          Chief Financial Officer           General Counsel
          713/654-1414 OR 800/934-6083      713/654-1414 OR 800/934-6083


FOR IMMEDIATE RELEASE
---------------------

PLAINS ALL AMERICAN PIPELINE, L.P. AND PLAINS RESOURCES INC. ANNOUNCE AGREEMENT
          IN PRINCIPLE WITH PLAINTIFFS TO SETTLE CLASS ACTION LAWSUITS

     (Houston - September 14, 2000) Plains All American Pipeline, L.P. (NYSE:PAA) and Plains Resources Inc. (AMEX:PLX) announced today they had reached an agreement in principle for the settlement of class action securities suits related to the unauthorized trading loss disclosed in November 1999. For purposes of the settlement, the two classes include all persons who purchased the common limited partnership units of Plains All American Pipeline, L.P. from November 17, 1998, through November 26, 1999, and all persons who purchased the common stock and call options of Plains Resources Inc. from October 29, 1998, through November 26, 1999, in both cases excluding defendants and their affiliates.

     Aggregate amounts to be paid under the agreement in principle total approximately $29.5 million plus interest through the date actual proceeds are remitted to representatives for the plaintiffs. Taking into account applicable insurance proceeds and existing reserves, it is estimated that the settlement and associated expenses will reduce current quarter net income by up to $0.14 per unit for the Partnership and $0.06 to $0.17 per share for the Company, depending on the final allocation between the Partnership and the Company of the settlement amount and related costs.

          Plains All American and Plains Resources denied the claims in the lawsuits and stated they are entering into this settlement arrangement to eliminate the significant burden and expense of further litigation. The settlement is subject to a number of conditions, including negotiation and finalization of a stipulation and agreement of settlement and related documentation, and approval of the United States District Court.
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          "After taking into account the estimated insurance proceeds, we believe that the settlement arrangement is in the best interests of Plains All American and Plains Resources, as it enables us to avoid a protracted and expensive litigation process," said Greg L. Armstrong, Chief Executive Officer. "Moreover, upon satisfying the conditions of the settlement, we can devote 100% of our attention to continuing the profitable operation and growth of our base businesses."

     Armstrong noted that upon satisfaction of the conditions of the agreement in principle, the settlement arrangement would dispose of all class action securities claims made following the announcement of the unauthorized trading loss in November 1999. The settlement arrangement does not resolve two outstanding derivative lawsuits filed in Delaware Chancery Court and in Texas which named Plains All American's General Partner, its directors and certain of its officers as defendants alleging they breached their fiduciary duties owed to Plains All American and its unitholders. Plains All American is a nominal defendant in these derivative complaints.

     All statements, other than statements of historical fact, included in this press release are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the current views of the Partnership and the Company with respect to future events, based on what the Partnership and Company believe to be reasonable assumptions. These statements, however, are subject to certain risks and uncertainties and assumptions, including but not limited to, those set forth in the Partnership's and the Company's Forms 10-K for the year ended December 31, 1999 (at pages 2 and 21 and pages 2 and 33, respectively), as well as final negotiation of settlement documents relating to the securities litigations described above, satisfaction of all conditions to the settlement, and court approval of the settlement.

  Plains Resources is an independent energy company engaged in the exploration, acquisition, development and exploitation of crude oil and natural gas. Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation, terminalling and storage, as well as crude oil gathering and marketing activities, primarily in California, Texas, Oklahoma, Louisiana and the Gulf of Mexico. Plains All American Inc., a wholly owned subsidiary of Plains Resources Inc., holds an effective 54% interest in the Partnership and serves as its General Partner. The Partnership's common units are traded on the New York Stock Exchange under the symbol "PAA." Plains Resources Inc.'s common shares are traded on the American Stock Exchange under the symbol "PLX." Both the Partnership and the Company are headquartered in Houston, Texas.



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